Exhibit 10.23

AIRCRAFT LEASE AGREEMENT

THIS AIRCRAFT LEASE AGREEMENT (“Agreement”) is entered into as of the 16th day of November, 2011 (“Effective Date”), by and between Yet Again Inc., a corporation organized and existing under the laws of Delaware (“Lessor”) and Clear Channel Broadcasting, Inc., a corporation organized and existing under the laws of Nevada (“Lessee”).

WITNESSETH:

WHEREAS, Lessor is the rightful owner of the Aircraft as more specifically described below;

WHEREAS, Lessee desires to lease such aircraft from Lessor, and Lessor is willing to lease such aircraft to Lessee on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:

1. Dry Lease of Aircraft.

Lessor hereby leases to Lessee, and Lessee leases from Lessor on an exclusive basis, subject to the terms and conditions of this Agreement, one (1) Dassault-Breguet Mystere Falcon 900 aircraft which consists of an airframe bearing Manufacturer’s Serial No. 27 and FAA registration number N5VJ, together with its three (3) installed Garrett TFE-731 series engines bearing manufacturer’s serial numbers P-97154, P-97152 and P-97318, its installed avionics and parts and all original and complete logbooks, documents and records related thereto (collectively referred as the “Aircraft”).

2. Term.

The term of this Agreement shall commence on the Delivery Date and shall continue for a period of seventy-two (72) months therefrom (“Term”) except as may be terminated in accordance with Section 10.

3. Rental; Taxes.

(a) Lessee shall pay to Lessor a one-time rent payment in the amount of Three Million US Dollars (US$3,000,000) (“Rent”) on the Delivery Date. In the event the Lease is terminated by either party for any reason prior to the expiration of the Term, Lessor shall refund to Lessee pre-paid Rent on a pro-rated basis based on the actual number of calendar days remaining in the Term from and after the effective date of termination. Rent, which does not include the taxes or fees described in Section 3(b), below, shall be paid by Lessee to Lessor in immediately available U.S. funds to an account to be specified by Lessor.

(b) In addition to the Rent, Lessee shall timely pay the amount of any sales, use, retailer, withholding, VAT, duties, fees or other taxes or fees which may be assessed or levied by any taxing jurisdiction (whether foreign or domestic) directly as a result of the leasing or operation of the Aircraft by Lessee or the payment of any Rent hereunder by Lessee (“Tax” or “Taxes”). Lessor shall be responsible for any and all Taxes related to the operation or ownership of the Aircraft prior to the Delivery Date. Lessee shall be responsible for the timely payment of any Taxes levied by any taxing jurisdiction solely due to Lessee’s operation of the Aircraft outside the State of New Jersey during the Term and that Lessor would not have otherwise been subject to absent Lessee’s operation of the Aircraft. Notwithstanding anything to the contrary herein, in no event shall either Lessee or Lessor be responsible to the other for any Taxes based on the income of the other party nor shall Lessee be responsible for (1) any governmental fines or penalties which are imposed directly as a result of the willful misconduct or negligence of Lessor, or (2) any fines or penalties which arose or arise prior to or following the Term, respectively. Lessee shall have the right to contest in good faith by appropriate proceedings any Taxes for which it is liable and shall not be obligated to pay such Taxes pending the final outcome of such contest, provided such contest and non-payment is not reasonably likely to result in a forfeiture of the Aircraft. The obligations of this Section 3(b) shall survive the expiration or other termination of this Agreement. In the event the Lease is terminated by either party for any reason prior to the expiration of the Term, Lessor shall refund to Lessee such portion of the Taxes paid by Lessee as relate to the portion of the Rent that is refunded.

4. Delivery; Condition of Aircraft.

(a) Lessor shall deliver the Aircraft to Lessee at Teterboro Airport (TEB) in Teterboro, New Jersey on a date that is mutually agreeable to the parties (“Delivery Date”).

(b) Lessor shall deliver the Aircraft to Lessee on the Delivery Date in the following condition:

(i) current on and in compliance with manufacturer’s recommended inspection and maintenance program, with all calendar and hourly inspections that must be completed on or before the Delivery Date completed without deferment or extension;

(ii) operational and in an airworthy condition with a current and valid FAA Standard Airworthiness Certificate and registered on the FAA Civil Aircraft Registry;

(iii) with all systems functioning normally in accordance with manufacturer’s specifications and in compliance with all applicable FAA Airworthiness Directives and all applicable manufacturer mandatory service bulletins with compliance dates on or prior to the Delivery Date;

(iv) the engines shall be enrolled on Honeywell MSP Gold service program, the Rockwell Collins avionics shall be enrolled on the Rockwell Collins Avionics service program and the Honeywell avionics shall be enrolled on Honeywell’s HAPP service program (collectively, “MSP”), which shall be fully paid through the Delivery Date; and

(v) all Aircraft logbooks shall be legible, complete, continuous in the English language and shall comply in all respects with applicable FARs.

(c) Upon delivery of the Aircraft in accordance with the terms of this Agreement, Lessee will execute and deliver the Delivery and Acceptance Certificate in the form attached hereto as Exhibit A.

5. Operations.

(a) During the Term, Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft and Lessee shall use and operate the Aircraft in a careful manner and in conformity with the Federal Aviation Regulations (“FARs”), and applicable laws of any government authority having jurisdiction over the operation of the Aircraft (“Applicable Law”), and in accordance with the Aircraft operating manual. Lessee shall not fly, operate, use or locate the Aircraft in, to or over any such country or area (temporarily or otherwise) (i) which is excluded from the required insurance coverages, or would otherwise cause Lessee to be in breach of the insurance requirements or other provisions of this Agreement; or (ii) in which there are recognized or threatened hostilities.

(b) All operations of the Aircraft during the Term shall be under Lessee’s operational control (as defined in § 1.1 of the FARs) and Lessee shall be solely responsible for its possession and use; and (ii) Lessee shall not sell, transfer, assign, encumber, sublet or part with possession of the Aircraft or any of its rights under the Agreement except for the performance of maintenance on the Aircraft, or unless the parties otherwise agree in writing.

(d) Lessee shall bear all costs of operating the Aircraft, except the cost of certain Maintenance which shall be shared by the parties in accordance with Section 6 below.

(e) Lessee shall not permit any liens to be placed on the Aircraft, other than those liens (i) in favor of or created by or through Lessor or Lessor’s lender, if any; or (ii) Permitted Liens (as defined in Section 12 (b) below).

6. Maintenance.

(a) Lessee shall, during the Term, at its own cost and expense, maintain, inspect, service, repair, overhaul and test or cause the Aircraft to be maintained, inspected, serviced, repaired, overhauled and tested so as to keep the Aircraft in good operating condition as delivered to Lessee on the Delivery Date, ordinary wear and tear excepted, and in compliance with all Applicable Law, including applicable provisions of the FARs and the manufacturer’s recommended inspection and maintenance program (“Maintenance”). For the avoidance of doubt, the Maintenance costs and expenses to be borne by Lessee shall include, but not be limited to, the cost of all parts and consumables used in the maintenance process that are not covered under or specifically addressed in Section 6(c).

(b) Lessee shall perform or cause to be performed all Maintenance by persons and agencies approved by the FAA and the applicable manufacturer. Lessee shall ensure that the Maintenance is conducted in a manner that does not modify or impair any existing warranties or service maintenance plans and agreements covering the Aircraft or any part thereof. All logbooks, records and documents (including any computerized maintenance records) pertaining to the Aircraft and its engines and their maintenance during the Term shall be maintained in English and in accordance with the FARs, and returned to Lessor upon termination of this Agreement with all entries duly completed and properly signed off.

(c) Lessee shall pay to Lessor the hourly rate specified in the Honeywell MSP Gold program agreements covering the engines and APU as and when due under such agreements and provide such information and documentation required thereunder. Lessor shall timely remit such payments and provide such documentation and information to Honeywell in order to keep the engines and APU current on the program. Lessee shall pay to Lessor the hourly rate specified in the Rockwell Collins Avionics Program and the Honeywell HAPP Program agreements covering the respective avionics as and when due under such agreements and provide such information and documentation required thereunder. Lessor shall timely remit such payments and provide such documentation and information to Honeywell in order to keep the avionics current on such programs and to ensure coverage under the agreements. Upon execution of this Agreement, Lessor shall provide to Lessee complete and current copies of such agreements and shall provide to Lessee any and all amendments, extensions, notices or other documentation relating to such programs and the engines, APU and or avionics. Lessor shall not reduce the coverage under such programs without the prior written consent of Lessee.

(d) Lessee shall be entitled during the Term to acquire and install at its own cost and expense, any additional accessories, devices or equipment as it desires (the “Additions”) but only so long as such Additions (i) are approved in writing by Lessor; (ii) are ancillary to the Aircraft; (iii) are not required to render the Aircraft complete for its intended use by Lessee; (iv) will not impair the originally intended function or use of the Aircraft or diminish the value of the same; and (v) can be readily removed without causing material damage to the Aircraft.

(e) Unless otherwise agreed to in advance by the parties, Lessor shall bear the full cost of any discretionary Aircraft upgrades, capital improvements or major refurbishment made during the Term. In the event the Lease is terminated by either party for any reason prior to the expiration of the Term, Lessor shall refund to Lessee the amount paid by Lessee for upgrades, improvements and refurbishment of the Aircraft paid for by Lessee under this Section 6(e) on a pro-rated basis based on the actual number of calendar days remaining in the Term from and after the effective date of termination.

7. Insurance.

(a) During the Term, Lessor shall cause to be provided and maintained in full force and effect, at Lessee’s sole cost and expense, a policy or policies of insurance providing the coverage described in this Section 7 covering all operations of the Aircraft (“Insurance Policies”).

(i) Aircraft liability insurance covering all operations of the Aircraft, which coverage shall:

(A) include a territory provision sufficient to cover all Aircraft operations permitted by this Agreement, with limits of not less than Two Hundred Million US Dollars (US $200,000,000) per occurrence on a combined single limit basis, covering claims for death, bodily injury and property damage,

(B) list Lessor and Lessee as named insureds and list as additional named insureds each of Lessee’s and Lessor’s affiliates and their respective directors, officers, managers, employees and agents and Gama Aviation, Inc.;

(C) be endorsed so that it is primary and non-contributing to any other insurance that is available to any of the insureds.

(ii) All-risk ground and flight physical damage and hull war and allied perils insurance (“Hull Coverage”) on the Aircraft for the agreed value of Eighteen Million US Dollars (US$18,000,000) (“Casualty Value”). Such Hull Coverage shall name Lessor and Lessee as loss payees as their interests shall appear, shall specify any deductibles applicable to each and every loss.

(b) The Insurance Policies maintained under this Agreement shall:

(i) Be placed with insurance companies that (A) are qualified to do business in the United States, (B) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein; (C) will respond to any claim or judgment against Lessee and Lessor in any competent court; and (D) are reasonably satisfactory to both Lessor and Lessee, such approval not to be unreasonably withheld, delayed or conditioned.

(ii) Provide for not less than thirty (30) days (no less than ten (10) days in the case of any nonpayment of premium and such lesser period as is standard in the industry for war risk insurance) advance written notice to be received by each of the insured parties prior to any adverse material change, deletion or cancellation in the Insurance Policies, any of the coverages thereunder, or any required policy provisions set forth in this Section 7 that reduces coverage available; provided, however, that war risk and allied perils policy coverages may provide for not less than seven (7) days or such lesser period prior written notice as shall be customary in the aviation insurance industry for prior written notice of cancellation.

(iii) The Insurance Policies shall contain an endorsement providing that coverages under such Insurance Policies shall not be voided by any act or negligence of any person, including another insured under the policies; provided that there is neither consent nor actual knowledge by the insured party that such action would void coverage under the policy and shall include a waiver of subrogation in favor of Lessee and its officers, directors, managers, employees and agents and Gama Aviation. Inc. All Insurance Policies shall provide for a severability of interest/cross liability endorsement, so as to ensure that the insurance shall operate in all respects as if a separate policy has been issued covering each party insured, although underwriters’ overall limit of liability will not increase.

(c) Promptly following the execution of this Agreement and annually thereafter, Lessor shall provide Lessee with certificates of insurance and endorsements evidencing the effectiveness (and renewal, as applicable) of such Insurance Policies in compliance with the insurance requirements specified in this Section 7.

8. Limitation of Liability.

LESSOR UNDERSTANDS AND AGREES THAT THE INSURANCE POLICIES ARE LESSOR’S SOLE REMEDY AGAINST LESSEE FOR ANY AND ALL LOSS OR DAMAGE TO THE AIRCRAFT AND/OR INJURY OR DEATH OF ANY PASSENGER AND/OR FOR ANY AND ALL CLAIMS, DAMAGES, LOSSES, EXPENSES AND LIABILITIES INCLUDING, BUT NOT LIMITED TO, DIRECT OR INDIRECT LOSS OR DAMAGE TO THE AIRCRAFT, DIMINUTION IN VALUE OF THE AIRCRAFT, LOSS OF INCOME, REVENUES, PROFITS OR BUSINESS OPPORTUNITIES OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR IN ANY WAY CONNECTED WITH THE AIRCRAFT UNDER THIS AGREEMENT, WHETHER ON THE GROUND OR IN THE AIR, AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, UNLESS SUCH CLAIMS, DAMAGES, LOSSES, EXPENSES OR LIABILITIES

ARE SOLELY THE RESULT OF LESSEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR LESSOR’S FAILURE TO MAINTAIN THE INSURANCE POLICIES REQUIRED HEREUNDER. Lessor understands that Lessee and each of the other insureds have no liability for any event or occurrence not covered by the foregoing insurance, unless such event or occurrence is solely the result of the gross negligence or willful misconduct of Lessee or one of the other insureds or Lessor’s failure to maintain the insurance policies required hereunder. Lessor hereby waives any claim for damage, loss or expense arising out of the operation, use or maintenance of the Aircraft or of other services relating to the Aircraft hereunder and the covenants not to assert any claim against Lessee or its affiliates or their respective officers, directors, managers, employees and agents in respect thereof, unless such claim for damage, loss or expense is attributable to Lessee’s gross negligence or willful misconduct. Lessee shall not be limited in the manners set forth in this Section 8 for any damages, losses or expenses arising from Lessor’s failure to maintain the insurance required herein. This Section 8 shall survive any termination of this Agreement.

9. Risk of Loss; Loss or Damage.

(a) Subject to Section 8, Lessee shall bear the risk of loss, damage or destruction of the Aircraft from the time of delivery until the Aircraft is returned to Lessor pursuant to this Agreement. Lessee shall provide written notice to Lessor of any material damage concurrently with its report of same to the applicable governmental authority, and if no such report is required, such written report shall be delivered to Lessor within thirty (30) calendar days of the occurrence of such damage. The required notice must be provided together with any damage reports provided to the FAA or any other governmental authority or the insurer, and any documents pertaining to the repair of such damage, including copies of work orders, and all invoices for related charges.

(b) Except as hereafter provided, in the event of damage to the Aircraft during the Term which is not an “Event of Loss”, Lessee will, subject to Section 8 and prior written approval from Lessor, repair or cause to be repaired, any such damage at its expense, and the insurance proceeds shall be paid to the repair facility or to reimburse Lessee (to the extent Lessee paid such expenses) upon submission of an invoice issued by the repair facility.

(c) Upon the occurrence of an “Event of Loss” of the Aircraft, Lessor shall be entitled to the proceeds of the Hull Coverage. Upon receipt of the full Casualty Value by Lessor, this Agreement shall terminate as set forth in Section 10. Lessor shall have no obligation to replace the Aircraft with any other aircraft and Lessee shall have no obligation to make future payments of Rent to Lessor hereunder.

(d) An “Event of Loss” with respect to the Aircraft shall mean any of the following events with respect to such property (i) loss of the Aircraft due to destruction, damage beyond repair or rendition of such property permanently unfit for normal use; (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss; or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by the act of any government (foreign or domestic) or of any state or local authority or any instrumentality or agency of the foregoing for a period in excess of sixty (60) consecutive days (“Requisition of Use”). The date of such Event of Loss shall be the date on which the sixty (60) consecutive day period ends in the case of Requisition of Use, the date of such destruction or damage or the date on which the Aircraft is declared a constructive total loss. An Event of Loss with respect to any engine or APU shall not, without loss of the airframe, be deemed an Event of Loss with respect to the Aircraft.

10. Termination. This Agreement may be terminated: (i) immediately upon the mutual consent of all parties; (ii) by either party immediately upon the termination of Robert Pittman’s employment with Lessee for any reason; (iii) by the non-breaching party if an Event of Default has occurred and the breaching party has not cured within the applicable cure period (if any) provided for in Section 14 of this Agreement; (iv) automatically upon receipt by Lessor of the Casualty Value following an Event of Loss; or (v) either party following a determination by a mutually agreeable Dassault-authorized service facility that the Aircraft is damaged to the extent that it is improbable that it can be made operative within sixty (60) days. All amounts payable by one party to another in the event of a termination of this Agreement prior to the expiration of the Term shall be paid to the other party within thirty (30) days of the date of termination, and this obligation shall survive the termination of this Agreement.

11. Representations, Warranties and Agreements. Lessee and Lessor each represent, warrant and agree as follows:

(a) Due Organization. It is duly organized and validly existing under the laws of the jurisdiction of its organization and will remain duly organized and existing in good standing and is duly qualified to do business wherever necessary to perform its obligations under this Agreement.

(b) Due Authorization. This Agreement has been duly authorized by all necessary action on its part consistent with its form of organization, does not require the approval of, or giving notice to, any governmental authority.

(c) Enforceability. This Agreement has been duly executed and delivered by its authorized representative and constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

12. Title; No Liens; Quiet Enjoyment.

(a) Title to the Aircraft shall remain vested in Lessor during the Term and the Aircraft shall be registered at the FAA in the name of Lessor. Lessee shall have no right, title or interest in or to the Aircraft except as expressly provided herein and shall take no action or fail to take any action reasonably requested by Lessor that would impair the continued registration of the Aircraft at the FAA in the name of Lessor.

(b) Lessee shall ensure that no liens or encumbrances of any nature or description whatever (“Liens”) are created or placed against the Aircraft, (including the engines, parts and components and all associated rights and the related international interests) or this Agreement as a result of Lessee’s acts or omissions except (i) for inchoate materielmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, or other like Liens arising in Lessee’s ordinary course of business for sums not yet due or delinquent or being contested in good faith with due diligence and by appropriate proceeding and (ii) liens relating to taxes (the payment of which is Lessee’s obligation) that are being contested in good faith by appropriate proceedings (“Permitted Lien”). This Section 12(b) shall survive any termination of this Agreement.

(c) As long as Lessee pays Rent and other amounts payable hereunder and performs and complies with all of the other terms and conditions hereof, neither Lessor nor any person acting through or on behalf of Lessor or in its stead, nor any person with rights granted by Lessor will interfere with the peaceful and quiet use and enjoyment of the Aircraft by Lessee, which use and enjoyment shall be without hindrance.

13. Redelivery of the Aircraft

(a) Upon termination of this Agreement by expiration of the Term or otherwise, Lessee shall deliver to Lessor (or its designated representative) custody and possession of the Aircraft and all Aircraft documentation at Teterboro Airport (TEB) in Teterboro, New Jersey or such other mutually agreed location as may be specified by Lessor (“Redelivery”).

(b) Upon Redelivery, the Aircraft shall be in the following condition unless waived by Lessor:

(i) current on and in compliance with manufacturer’s recommended inspection and maintenance program, with all calendar and hourly inspections that must be completed on or before the Redelivery date completed;

(ii) operational and in an airworthy condition with a current and valid FAA Standard Airworthiness Certificate and registered on the FAA Civil Aircraft Registry;

(iii) with all systems functioning normally in accordance with manufacturer’s specifications and in compliance with all applicable FAA Airworthiness Directives, and all applicable manufacturer mandatory service bulletins with compliance dates on or prior to the Redelivery date;

(iv) Lessee shall have paid Lessor all amounts due for hours operated by Lessee during the Term for (A) the engines under the applicable Honeywell MSP Gold service program, (B) the Rockwell Collins avionics under the Rockwell Collins Avionics service program and (C) the Honeywell avionics under the Honeywell’s HAPP service program, and Lessee shall have provided to Lessor all documentation required under the applicable programs with respect to such use;

(v) all Aircraft logbooks shall be legible, complete, continuous in the English language and shall comply in all respects with applicable FARs; and

(vi) clear of all Liens to the extent created by or through Lessee.

(c) Upon return of the Aircraft in accordance with the terms of this Agreement, Lessor will execute and deliver to Lessee the Redelivery Certificate in the form attached hereto as Exhibit B.

(d) Notwithstanding anything in the Agreement to the contrary, in the event Lessor shall have failed to pay its portion of the Maintenance cost as required under Section 6(d), Lessee shall have no liability for the failure of the Aircraft to meet the condition required herein to the extent that such failure relates to the Maintenance for which Lessor was financially responsible.

14. Events Of Default And Remedies.

(a) Events of Default. The term “Event of Default” means: (i) non-payment by a party of any Rent and/or any other amount due pursuant to this Agreement within thirty (30) days after receipt of notice from the other party of failure to pay any or all of the same on the due date; (ii) failure by Lessee to maintain, use, or operate the Aircraft in compliance with Applicable Law; (iii) failure by Lessee to comply with all of the insurance coverages required under this Agreement; (iv) the creation by Lessee of any Lien other than a Permitted Lien; (v) failure to return the Aircraft to Lessor on the date and in the manner required by this Agreement; (vi) the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Lessee or Lessor or any of its properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof) or the rejection of this Agreement; (vii) breach by a party of any other covenant, condition or agreement (other than those in subsections (i)-(vi) of this Section 14(a)) under this Agreement that continues for thirty (30) days after written notice by the non-defaulting party to the defaulting party (but such notice and cure period will not be required if Lessee operates the Aircraft when the insurance required hereunder is not in full force and effect or if such breach cannot be cured by practical means within such notice period).

(b) Remedies. Upon the occurrence and during the continuation of an Event of Default, the non-breaching party may exercise any one or more of the following remedies (in its sole discretion): (i) terminate this Agreement; (ii) to the extent permitted by Applicable Law, enter the premises where the Aircraft is located and take immediate possession of and remove (or disable in place) the Aircraft by self-help, summary proceedings or otherwise without liability; (iii) apply any deposit or other cash collateral, or collect and apply any proceeds of insurance or otherwise, at any time to reduce any amounts due to Lessor; and (iv) demand and recover from the defaulting party the unpaid amount due.

(c) Lessor’s Performance. Upon the occurrence and during the continuation of an Event of Default, Lessor shall have the right upon notice to Lessee, but shall not be obligated, to effect such performance and any reasonable and documented expenses incurred by Lessor in connection with effecting such performance shall be payable by Lessee promptly upon demand. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.

15. Notices

All notices and other communications under this Agreement shall be in writing and shall be sent by personal delivery, telefax or nationally recognized courier for overnight delivery to the address set forth below (or to such other address as may be designated by a party in writing):

If to Lessor: Yet Again Inc.	If to Lessee Clear Channel Broadcasting, Inc.
c/o TAG Associates, LLC 75 Rockefeller Plaza, 9th Floor New York, NY 10019-6999 Attn: Phil Krevitsky Fax: (212) 275-1510	200 E. Basse Road San Antonio, TX 78209 Attn: General Counsel Fax: (210) 832-3129

Such notice or other communication shall be deemed to have been received in the case of personal delivery, upon actual delivery or the intended recipient’s refusal to accept delivery; in the case of nationally recognized courier, the next business day; and in the case of a telefax, on the date of transmission if sent during normal business hours of the receiving party with electronic confirmation of transmission and if sent after normal business hours of the recipient or on a date that is not a business day for the recipient it shall be deemed to have been received at the opening of business on the next such business day). Each party is required to notify the other party in the above manner of any change of address. Neither party may object to the method of notice for any notice actually received by such party.

16. Miscellaneous

(a) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. This Agreement may not be assigned by any party without the consent of the other party hereto, such consent not to be unreasonably withheld or delayed, except that Lessee may assign this Agreement to its parent, a majority owned and controlled subsidiary or a company under common ownership or control with Lessee, upon written notice to Lessor.

(b) Severability. The provisions of this Agreement shall be deemed independent and severable and the invalidity, partial invalidity or unenforceability of any one provision or portion of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and any prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c) Headings. The headings herein are inserted only for convenience and shall not affect the interpretation of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement, both written and oral, between the parties or their respective representatives with respect to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder not expressly granted thereto. This Agreement shall not be further amended or modified unless in writing duly signed by the parties hereto.

(e) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE WITHIN SUCH STATE, EXCLUDING CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(f) Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, all of which together shall constitute one and the same agreement. A facsimile or electronically transmitted copy of an original signature to this Agreement shall be considered the same and as effective as an executed original.

(g) Failure or Delay in Performance. Neither Lessor nor Lessee shall be liable for any failure or default hereunder if such failure or default is due to Acts of God or the public enemy, civil war or insurrection or riots, strike or lockout or other labor dispute, act of the public enemy, act of terrorism, war (declared or undeclared), blockade, revolution, civil commotion, lightning, fire, storm, flood, earthquake, explosion, governmental restraint, embargo, sudden or unexpected aircraft mechanical failure, inability to obtain or delay in obtaining equipment or transport, inability to obtain or delay in obtaining governmental approvals, permits, licenses or allocations, serious accidents and any other cause whether of the kind specifically enumerated above or otherwise beyond the affected party’s reasonable control.

(h) TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FARs:

(i) LESSOR HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

(ii) OPERATOR AGREES, CERTIFIES AND KNOWINGLY ACKNOWLEDGES AS EVIDENCED BY ITS SIGNATURE BELOW THAT, OPERATOR WILL BE KNOWN AS, CONSIDERED, AND WILL IN FACT BE THE OPERATOR OF THE AIRCRAFT.

CLEAR CHANNEL BROADCASTING, INC.

By:

Title:

(c) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE LOCAL FAA FLIGHT STANDARDS DISTRICT OFFICE. OPERATOR FURTHER CERTIFIES THAT IT WILL SEND A TRUE COPY OF THIS EXECUTED AGREEMENT TO AIRCRAFT REGISTRATION BRANCH, ATTN: TECHNICAL SECTION, P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA, 73125 WITHIN 24 HOURS OF ITS EXECUTION, AS PROVIDED BY FAR 91.23(c)(1).

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above and verify that they have read the Agreement, understand its contents, and have full authority to bind and hereby do bind their respective parties.

LESSOR: YET AGAIN INC.		LESSEE: CLEAR CHANNEL BROADCASTING, INC.

By:	/s/ Robert W. Pittman	By:	/s/ Hamlet T. Newsom, Jr.
Name:	Robert W. Pittman	Name:	Hamlet T. Newsom, Jr.
Title:		Title:	VP, Assistant Secretary

Aircraft Lease Agreement Signature Page

Exhibit A

DELIVERY AND ACCEPTANCE CERTIFICATE

DATE:             , 20

PLACE:             ,

CLEAR CHANNEL BROADCASTING, INC. does hereby accept delivery of one (1) Dassault-Breguet Mystere Falcon 900 aircraft which consists of an airframe bearing FAA Registration Number N5VJ and Manufacturer’s Serial No. 27 together with its three (3) installed Garrett TFE-731 series engines bearing manufacturer’s serial numbers P-97154, P-97152 and P-97318, its installed avionics and parts and all logbooks, documents and records related thereto in accordance with the Aircraft Lease Agreement between Clear Channel Broadcasting, Inc., as Lessee, and Yet Again Inc., as Lessor, dated the             day of             2011.

CLEAR CHANNEL BROADCASTING, INC. as Lessee

By:

Name:

Title:

Exhibit A – Delivery and Acceptance Certificate

Exhibit B

REDELIVERY CERTIFICATE

DATE:             , 20

PLACE:             ,

YET AGAIN INC. does hereby accept redelivery of one (1) Dassault-Breguet Mystere Falcon 900 aircraft which consists of an airframe bearing FAA Registration Number N5VJ and Manufacturer’s Serial No. 27 together with its three (3) installed Garrett TFE-731 series engines bearing manufacturer’s serial numbers P-97154, P-97152 and P-97318, its installed avionics and parts and all logbooks, documents and records related thereto in accordance with the Aircraft Lease Agreement between Clear Channel Broadcasting, Inc., as Lessee, and Yet Again Inc. as Lessor, dated the             day of             2011.

YET AGAIN INC. as Lessor

By:

Name:

Title:

Exhibit B – Redelivery Certificate